As filed with the Securities and Exchange Commission on May 14, 1999
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         POST-EFFECTIVE AMENDMENT NO. 1
                                       On
                                    FORM S-3
                                       To
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                          LEISUREPLANET HOLDINGS, INC.
               (FORMERLY KNOWN AS FIRST SOUTH AFRICA CORP., LTD.)
             (Exact name of registrant as specified in its charter)

                      Bermuda                                  Not Applicable
         (State or other jurisdiction of                     (I.R.S. Employer
         incorporation or organization)                      Identification No.)

                                 Clarendon House
                                  Church Street
                                 Hamilton HM CX
                                     Bermuda
                                 (441) 295-1422
               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                 Clive Kabatznik
                                    President
                          Leisureplanet Holdings, Inc.
                             1348 Washington Avenue
                                    Suite 155
                                Miami, Fla. 33139
                                 (305) 857-5009
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


                                    Copy to:
                             Henry I. Rothman, Esq.
                       Parker Chapin Flattau & Klimpl, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                               Tel: (212) 704-6000
                               Fax: (212) 704-6288
                                -----------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.                                                                     [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering.                            [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration
statement for the same offering.                                         [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.
================================================================================
                                                                         [ ]

                   SUBJECT TO COMPLETION, DATED MAY 14, 1999

                          LEISUREPLANET HOLDINGS, INC.
               (FORMERLY KNOWN AS FIRST SOUTH AFRICA CORP., LTD.)
PROSPECTUS

                        1,850,477 shares of common stock
        (Issuable upon conversion of outstanding 9% senior subordinated convertible debentures)
                        1,578,948 shares of common stock
  (Issuable upon conversion of outstanding increasing rate senior subordinated convertible debentures)
                         135,000 shares of common stock
             (Issuable upon exercise of a certain placement warrant)

         This prospectus relates to the following securities which may be sold by certain security holders of Leisureplanet Holdings, Ltd., a Bermuda corporation:

         o shares of common stock issuable upon conversion of 9% senior subordinated convertible debentures due June 15, 2004;

         o shares of common stock issuable upon the conversion of the increasing rate senior subordinated convertible debentures due October 31, 2001; and

         o shares of common stock issuable upon exercise of a certain warrant issued to the placement agent with respect to a private placement consummated in entitling the holder to purchase 135,000 shares of common stock.

         The selling stockholders may offer their shares on any stock exchange, market or trading facility on which the shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices.

         The selling stockholders will receive all net proceeds from the sale of the shares of common stock. Accordingly, we will not receive any proceeds from the resale of the shares of common stock. We may receive proceeds from the exercise of the placement agent warrant. We will use such net proceeds for general corporate purposes. We will bear all expenses relating to this registration except for brokerage commissions and expenses, if any, which will be paid by the selling stockholders.

                     --------------------------------------

                     NASDAQ National Market Symbol: "LPHL"

                     --------------------------------------

         On May 13, 1999, the closing sale price of one share of our common stock on the NASDAQ National Market was $6.25.

         Our executive offices are located at Clarendon House, Church Street, Hamilton HM CX Bermuda and our telephone number is (441) 295-1422.

                          ---------------------------


          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
               YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED
                   UNDER THE CAPTION "RISK FACTORS" ON PAGE 5
                               OF THIS PROSPECTUS.

               NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR
                 ANY STATE SECURITIES COMMISSION HAS APPROVED OR
                   DISAPPROVED THESE SECURITIES, OR DETERMINED
                   IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                        --------------------------------

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at "http://www.sec.gov."

         We have filed with the SEC a registration statement on Form S-3 to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of that registration statement. You can review and copy the registration statement and its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, is also available on the SEC's web site.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filing we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Our Annual Report on Form 10-K for the year ended June 30, 1998 (File No. 0-27494);
         2. Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 1998 (File No. 0-27494);
         3. Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998 (File No. 0-27494);
         4. The Company's Current Report on Form 8-K (filed on February 18,
            1999); and
         5. The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, which was filed on January 1, 1996 (File No. 0-24624 ) as amended on Form 8-A/A (filed on January 16, 1996).

                  All Registration Exhibits which have been previously filed with our Registration Statement on Form S-1 (Registration No. 333-33561), are incorporated herein by reference.

                  You may request a copy of these filings, at no cost, by writing to us at 1348 Washington Avenue, Suite 155, Miami, Fla. 33139,
Attention: Clive Kabatznik

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.

                                  RISK FACTORS

         AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS BEFORE PURCHASING OUR SECURITIES.

RISKS RELATING TO OUR OPERATIONS IN SOUTH AFRICA

         Many of our operations are conducted through subsidiaries located in South Africa. For the foreseeable future, we expect to continue to focus many of our efforts in South Africa. Conducting business in South Africa exposes us to certain risks, including:

               o political risks;
               o risks related to currency exchange;
               o economic risks; and
               o governmental regulatory considerations.

         POLITICAL RISKS. The social structure of South Africa has been governed according to the apartheid system. Racial tensions in South Africa have from time to time resulted in social unrest, strikes, riots and other sporadic localized violence. The apartheid system also resulted in international financial and trade sanctions against South Africa. Although a new interim constitution was adopted and the first national election under the new constitution took place in April 1994, we cannot assure you that social unrest, which could range from civil disobedience to civil war, will not occur. Our businesses in South Africa have experienced politically-related work stoppages in the past. Since 1994, however, no disturbance has had a material adverse effect on our business. We cannot assure you of the economic and tax policies which the South African government may pursue. Other developments which could adversely effect the economy of South Africa include:

               o nationalization;
               o expropriation;
               o confiscatory taxation;
               o currency blockage;
               o political changes;
               o government regulation;
               o strikes;
               o political or social instability; or
               o diplomatic developments.

         RISKS RELATED TO CURRENCY EXCHANGE. Currently the vast majority of our revenues are derived from subsidiaries which do business in South African Rand and most of our revenues are generally received in this currency. Historically, the rate of inflation in South Africa has averaged 10-15% per annum in recent years, and there has been significant fluctuations in the exchange rate of the South African Rand. South Africa's level of inflation may increase our risk related to currency fluctuation. The U.S. Dollar equivalent of our South African based net assets and results of operations will be adversely affected by reductions in the value of the Rand relative to the U.S. Dollar.

         ECONOMIC RISKS. The economy of South Africa may differ unfavorably from the U.S. economy in the following respects:

               o growth of gross domestic product or gross national product;
               o rate of inflation;
               o taxation;
               o capital reinvestment;
               o resource self-sufficiency; and

               o  balance of payments position.

         South Africa may be particularly susceptible to changes in the world price of gold and other primary commodities as these represent a majority of South Africa's exports. Any unfavorable aspects of the South African economy may materially adversely affect our financial condition.

         GOVERNMENT REGULATORY CONSIDERATIONS. Generally, the Exchange Control Department of the South African Reserve Bank regulates:

               o our making of loans to our subsidiaries;
               o the ability of those subsidiaries to borrow from South African sources; and
               o the repatriation of dividends, interest and royalties by those subsidiaries.

         In addition, under current South African Exchange Control Regulation, we may be required to obtain the permission of the South African Treasury prior to loaning money to, providing guarantees on behalf of, or providing "financial assistance" to First South African Holdings (Pty) Ltd., our wholly owned subsidiary. A South African company such as First South African Holdings (Pty) Ltd., may be permitted a certain level of local borrowing without reference to the exchange control authorities and without prior consent. In addition, the terms of repayment of any such loan and the interest rate (which is generally market-related) will be regulated.

         Certain other regulations impact the remittance of dividends and interest from South Africa, including any potential dividends to us from a South African subsidiary. In practice, the South African Reserve Bank does not restrict the remittance of genuine dividends from income earned by South African companies although approval must be obtained. As a result, there can be no assurance that a South African subsidiary would be permitted to declare and pay a dividend to us.

POSSIBLE ACQUISITIONS OF SOUTH AFRICAN COMPANIES

         South African companies that may be acquired by us are subject to South African GAAP which, in certain instances, may differ from U.S. GAAP. Although we intend to prepare financial statements in accordance with U.S. GAAP, we can provide no assurance that we will be able to do so. Although we are unaware of any South African GAAP requirement that would adversely affect us, there can be no assurance that our financial condition or our ability to consummate future acquisitions will not be adversely affected by differences between South African GAAP and U.S. GAAP.

POSSIBLE FLUCTUATIONS IN OPERATING RESULTS

         There can be no assurance that our operating subsidiaries will continue to operate profitably, or that prior trends will be indicative of future results of operations. Future results of operations may fluctuate significantly based upon factors such as:

               o increases in competition;
               o losses incurred by new businesses that may be acquired in the future;
               o currency fluctuations;
               o political changes;
               o macroeconomic factors; and
               o other circumstances that may not be reasonably foreseeable at this time.

THE SUCCESS OF OUR SUBSIDIARY, LPI LIMITED, WILL DEPEND ON CONTINUED GROWTH OF INTERNET COMMERCE

         We have recently acquired 81% of an Internet based international travel services company. The market for the purchase of products and services over the Internet is a new and emerging market. As an Internet commerce business, the future revenues and profits of LPI Limited are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers and sellers. If acceptance and growth of Internet use does not occur, our business and financial performance will suffer. Rapid growth in the use of and interest in the Internet and other online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services. For us to grow, consumers that historically have purchased through traditional means of commerce, such as a travel agent for airline tickets will need to elect to purchase online products and services. Sellers of products and services will need to adopt or expand use of the Internet as a channel of distribution.

         The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

         The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on the Leisure Plant Web site, our Subsidary's Web site. It is unlikely that the level of orders lost in those circumstances could be made up by increased phone orders. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards of government regulation may, however, require us to incur substantial compliance costs.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS

         The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in the Leisure Planet.com service. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business. We currently require buyers to guarantee their offers with their credit card, either online or through our toll-free telephone service. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data.

         We incur substantial expense to protect against and remedy security breaches and their consequences. A party that is able to circumvent our security systems could steal proprietary information or cause interruptions in our operations. Security breaches could also damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches. We cannot guarantee that our security measures will prevent security breaches.

         We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet, and, therefore, Leisure Planet service as a means of conducting commercial transactions.

COMPETITION

          We compete with a number of companies, from South Africa and from other countries, offering similar products and services, some of whom may have substantially greater financial, management, technical and other resources than us. As a result of South Africa's recent political transformation, some South African businesses may be adversely affected by increased competition from foreign firms doing business in South Africa. In addition, South Africa has historically imposed significant tariffs against a number of industrial products. To the extent tariffs are reduced or removed to comply with international treaty requirements or otherwise, we would face much greater pressure from globally competitive firms. We cannot assure you that we will compete effectively with other companies or that other companies will not develop products which are superior to ours or which achieve greater market penetration. In addition, we may experience competition from other companies seeking to identify and consummate acquisitions of South African companies. Such competition may result in the loss of an acquisition candidate or an increase in the price we would be required to pay for any such acquisition.

         In addition, due to our recent occupation of 81% of LPI Limited we are exposed to the challenges of the Internet services market which is extremely competitive and rapidly changing. Our current prospective customers include many large companies that have substantially greater resources thean we have. We expect that in the future we will experience completion from other existing large U.S. Internet services companies and providers of Internet software. We may also face increased competition from traditional media companies expanding onto the Internet.



LABOR RELATIONS

         A significant number of South Africa's workers belong to either registered or unregistered trade unions, and most of the major industries are unionized. A number of the trade unions have close links to various political parties. In the past, trade unions have had a significant influence in South Africa as vehicles for social and political reform as well as the collective bargaining process. It is uncertain whether labor disruptions will be used to advocate political causes in the future. Significant labor disruptions could have a material adverse effect on our financial condition.

         South Africa has also recently enacted a new Labour Relations Act. This Act entrenches the rights of employees to belong to trade unions and the rights of representative trade unions to have access to the workplace. The right to strike is guaranteed, as is the right to participate in strikes, in certain circumstances. The right to picket has also been entrenched. This Act recognizes the rights of employers to belong to employers' associations. Importantly, the Act envisages an increased role for employees in the decision making of companies by providing, where a majority trade union so requests, for the establishment of workplace forums to represent the interests of employees where a company employs more than 100 employees. The range of issues on which the workplace forum must be consulted include:

               o restructuring of the workplace;
               o partial or total plant closures;
               o mergers and transfers of ownership insofar as these affect employees; and
               o retrenchments.

The implementation of the Labour Relations Act's provisions may have a material adverse effect on our cost of labor and consequently on our financial condition. New legislation is currently being proposed regarding minimum conditions of labor. If enacted, this legislation is expected to increase South African labor costs.

DEPENDENCE ON KEY PERSONNEL

         Our success depends upon the continued contributions of our executive officers, most of whom are also our principal stockholders, and the continued contributions of the management of LPI Limited (Leisure Planet), First Lifestyle Holdings and the subsidiaries of Leisureplanet Holdings, Ltd. We have obtained key man insurance in the amounts of $2,000,000 on the lives of each of Michael Levy and Clive Kabatznik. Our business could be adversely affected by the loss of services of, or a material reduction in the amount of time devoted to us by, its executive officers.

DIVIDENDS UNLIKELY

         We have not paid any cash dividends and do not anticipate paying any such cash dividends in the foreseeable future. Earnings, if any, will be retained to finance future growth.




SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE DEPRESSIVE EFFECT OF FUTURE SALES OF COMMON STOCK; REGISTRATION RIGHTS

         Future sales of common stock by existing stockholders pursuant to Rule 144 under the Securities Act of 1933, as amended, or otherwise, including with respect to outstanding Redeemable Class A Warrants and Redeemable Class B Warrants, or the possibility of such sales in the public market, could have a material adverse effect on the market price of the securities offered hereby. Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount not to exceed the greater of one percent of our issued and outstanding common stock, or the average weekly trading volume of the common stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of us and who has satisfied a two-year holding period.

POTENTIAL ANTI-TAKEOVER EFFECTS OF PREFERRED STOCK

         Our Memorandum of Association authorizes the issuance of 5,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval (but subject to applicable government regulatory restrictions), to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of us. Although we have no present intention to issue any shares of our preferred stock, we cannot assure we will do so in the future.

LIMITED RIGHTS OF SHAREHOLDERS UNDER BERMUDA LAW AND BY-LAWS

         Our corporate affairs are governed by our Memorandum of Association and by-laws, as well as the common law of Bermuda relating to companies and the Companies Act 1981. Our by-laws limit the right of security holders to bring an action against our officers and directors. The laws of Bermuda relating to shareholder rights, protection of minorities, fiduciary duties of directors and officers, matters of corporate governance, corporate restructuring, mergers and similar arrangements, takeovers, shareholder suits, indemnification of directors and inspection of corporate records, may differ from those that would apply if we were incorporated in a jurisdiction within the United States. The rights of shareholders in a Bermuda company may not be as extensive as the rights of a shareholder of a United States company and, accordingly, the holders of our shares of common stock may be more limited in their ability to protect their interests in us. In addition, there is uncertainty whether the courts of Bermuda would enforce judgements of the courts of the United States and of other foreign jurisdictions. There is also uncertainty whether the courts of Bermuda would enforce actions brought in Bermuda which are predicated upon the securities laws of the United States.

                              SELLING SHAREHOLDERS

         An aggregate of up to 3,564,725 shares of common stock may be offered for resale by the selling shareholders.

         The following table sets forth certain information with respect to each selling shareholder for whom we are registering securities for resale to the public. We will not receive any of the proceeds from the sale of these securities. To our knowledge, there are no material relationships between us any of the selling shareholders, nor have any such material relationships existed within the past three years.

                                                                                          Shares of Common Stock
                                                                                          Owned after Offering (1)
                                     Shares of Common Stock      Shares of Common         ------------------------
                                    Beneficially Owned Prior   Stock to be Offered
   Name of Selling Shareholder            to Offering               hereunder             Number            Percent
   ---------------------------           -------------             -----------            -------           -------

Auer & Co.                                    83,335                83,335                -0-              -0-
EP Opportunity Fun L.L.C.                    116,666               116,666                -0-              -0-
Weghsteen & Driege                            33,333                33,333                -0-              -0-
Chase Manhattan Bank                          41,666                41,666                -0-              -0-
Reverse Convertible
Securities Fund                               74,999                74,999                -0-              -0-
BT Global Credit Limited                     166,666               166,666                -0-              -0-
Jeffries Int'l Ltd.                           21,666                21,666                -0-              -0-
Bear Steans                                   25,000                25,000                -0-              -0-
Lewco Securities                           1,000,000             1,000,000                -0-              -0-
National Finance Services                    100,000               100,000                -0-              -0-
Bank Sal Oppenheimer Jr.                       8,333                 8,333                -0-              -0-
Ellis AG                                       8,333                 8,333                -0-              -0-
Gerlach & Co.                                 41,666                41,666                -0-              -0-
Waveland Partners, L.P.                       83,333                83,333                -0-              -0-
L.A. Investments LDC                          24,999                24,999                -0-              -0-


                                       -9-

                                                                                          Shares of Common Stock
                                                                                          Owned after Offering (1)
                                     Shares of Common Stock      Shares of Common         ------------------------
                                    Beneficially Owned Prior   Stock to be Offered
   Name of Selling Shareholder            to Offering               hereunder             Number            Percent
   ---------------------------           -------------             -----------            -------           -------
Van Moer Santelle
Luxembourg SA                                   8,333                 8,333                -0-              -0-
Bankers Trust                                   8,333                 8,333                -0-              -0-
Stephen O'Shea                                  4,116                 4,116                -0-              -0-
Value Investing Partners, Inc.                135,000               135,000                -0-              -0-
BT Global Credit Limited                    1,578,948             1,578,948                -0-              -0-
                                            ---------             ---------
Total                                       3,564,725             3,564,725


(1) Assumes that all of the shares of common stock offered hereby are sold.

                              PLAN OF DISTRIBUTION

         The sale of shares of common stock by the selling shareholders may be effected from time to time in transactions, which may include block transactions by or for the amount of the selling shareholders, in the over- the counter market or in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.

         The selling shareholders may effect such transactions by selling its securities directly to purchasers, through broker-dealers acting as agents for the selling shareholders or to broker-dealers who may purchase shares as principals and then sell the securities from time to time in the over-the-counter market in negotiated transactions or otherwise. These broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise, which compensation as to a particular broker-dealer may exceed customary commissions.

         The Securities and Exchange Commission adopted Regulation M on March 4, 1997, which replaced Rule 10b-6 and certain other rules and regulations under the Securities Exchange Act of 1934, as amended. Regulation M prohibits any person engaged in the distribution of the securities to be sold by the selling shareholders from simultaneously engaging in market-making activities with respect to any of our securities during the applicable "cooling-off" period, one to five business days, prior to the commencement of distribution. In addition, the selling shareholders will be subject to the applicable provisions of the Exchange Act of 1934, as amended, and the rules and regulations thereunder, including without limitation, Regulation M, which provisions may limit the timing of the purchases and sales of shares of our securities by the selling shareholders.

         The selling shareholders and broker-dealers, if any, acting in connection with such sale might be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended.
                                      -10-

                            DESCRIPTION OF SECURITIES

GENERAL

         Our authorized capital stock consists of an aggregate of 23,000,000 shares of common stock, par value $.01 per share, 2,000,000 shares of class B common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. As of the date hereof, 5,159,706 shares of common stock are outstanding. The following statements describe the material provisions of the securities being registered hereby and certain other of our securities. Please see "Antitakeover Protections" and "Differences in Corporate Law" for a description of Memorandum of Association, by-laws and The Companies Act 1981 of Bermuda, regarding anti-takeover provisions and related matters affecting us. These statements and disclosure do not purport to be complete and are qualified in their entirety by reference to the full Memorandum of Association and by-laws which are exhibits to our Registration Statement of which this prospectus is a part.

COMMON STOCK

         Holders of common stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to our net assets liquidation. Holders of the common stock do not have preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from legally available sources as determined by the board of directors, subject to any preferential dividend rights of the preferred stock, described below. Upon our dissolution or liquidation, whether voluntary or involuntary, holders of the common stock are entitled to receive our assets available for distribution to the shareholders, subject to the preferential rights of the preferred stock. All of the shares of common stock offered hereby are validly authorized and issued, fully paid and non-assessable.

PLACEMENT WARRANTS

         We issued to Value Investing Partners, Inc. a placement warrant to purchase up to 135,000 shares of common stock at any time up to the close of business on August 1, 2007 at an exercise price of $6.00 per share. The placement warrant provides for demand and piggyback registration rights of the securities underlying the warrant. The exercise price and the number and kind of shares to be issued on exercise of the placement warrant is subject to adjustment in certain events including:

               o payment of dividends or making of distributions in shares of common stock;

               o subdivision, reclassification or recapitalization of outstanding common stock in to a greater number of shares;

               o combination, reclassification or recapitalization of outstanding common stock into a smaller number of shares; and

               o    certain issuances of rights, options or warrants.


ANTI-TAKEOVER PROTECTIONS

         The voting provisions of common stock and class B common stock and the broad discretion conferred upon the board of directors with respect to the issuance of series of preferred stock, including with respect to voting rights, could substantially impede the ability of one or more shareholders, acting in concert, to acquire sufficient influence over the election of directors and other matters to effect a change in control or our management, and the board of directors' ability to issue preferred stock could also be utilized to change our economic and control structure. As a result, these provisions, together with certain other provisions of the by-laws summarized in the succeeding paragraph, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in the shareholder's best interest, including attempts that might result in a premium over the market price for the common stock held by shareholders.

         The by-laws establish an advance notice procedure for the nomination, other than by or at the direction of the board of directors, of candidates for election as directors at annual general meetings of shareholders. In general, notice of intent to nominate a director at such meeting must be received by us not less than 90 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matter to be brought before the meeting and concerning the shareholder submitting the proposal.

         INDEMNIFICATION OF DIRECTORS. We may indemnify our directors or officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty. Under Delaware law, a corporation may adopt a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for breaches of the director's duty of loyalty, for acts or omission not in good faith or which involve intentional misconduct or knowing violations of law, for improper payment of dividends or for any transaction from which the director derived an improper personal benefit. Delaware law has provisions and limitations similar to Bermuda regarding indemnification by a corporation of its directors or officers, except that under Delaware law the statutory rights to indemnification may not be as limited.

         INSPECTION OF CORPORATE RECORDS. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda which will include the Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to an increase, reduction or other alteration of our share capital. The shareholders have the additional right to inspect our by-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are is required to maintain our share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

CERTAIN PROVISIONS OF BERMUDA LAW

         In a September 1, 1995 letter to our Bermuda counsel, the Bermuda Monetary Authority approved our application for "non-resident" status in Bermuda for exchange control purposes.

         The transfer of securities between persons regarded as resident outside Bermuda for exchange control purposes may be effected without specific consent under the Exchange Control Act 1972 and regulations thereunder. Issues and transfers of securities involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Exchange Control Act 1972.

         Consequently, owners of our shares of common stock who are non-residents of Bermuda for Bermuda exchange control purposes are not restricted in the exercise of the rights to hold or vote their shares. Because we have been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on our ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of our common stock, other than in respect of local Bermuda currency.

         In accordance with Bermuda law, securities certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity, in which the applicant is acting. Notwithstanding the recording of any such special capacity we are is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

         We will take no notice of any trust applicable to any of our securities whether or not we had notice of such trust. Specifically, we have no obligation under Bermuda law to ensure that a Trustee who is holding our shares subject to a trust is properly carrying out the terms of such trust.

         As an "exempted Company", we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians, but as an exempted Company we may not participate in certain business transactions including:

                           o the acquisition or holding of land in Bermuda,
except that required for its business and held by way of lease or tenancy for terms of not more than 21 years;

                           o the taking of mortgages on land in Bermuda to
secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; or

                           o the carrying on of business of any kind in Bermuda,
except in furtherance of the business of the Company carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon by Conyers, Dill & Pearman, Clarendon House, Church Street, Hamilton HM CX Bermuda.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the our Annual Report on Form 10-K for the years ended June 30, 1998 and June 30, 1997 have been audited by Price Waterhouse, independent auditors, as stated in their reports, which are incorporated by reference, and have been so incorporated herein in reliance upon such firm, its reports and upon the authority of such firm as an expert in accounting and auditing.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATION IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE CONTAINED IN
THIS PROSPECTUS OR A SUPPLEMENT TO THIS
PROSPECTUS, AND, IF GIVEN OR MADE, SUCH
OTHER INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED BY US OR ANY OTHER PERSON.
NEITHER THIS PROSPECTUS NOR ANY
SUPPLEMENT TO THIS PROSPECTUS                    LEISUREPLANET HOLDINGS, LTD.
CONSTITUTES AN OFFER TO SELL OR THE                   (FORMERLY KNOWN AS
SOLICITATION OF AN OFFER TO BUY ANY             FIRST SOUTH AFRICA CORP., LTD)
SECURITIES OTHER THAN THE SECURITIES TO
WHICH IT RELATES OR AN OFFER TO SELL OR
THE SOLICITATION OF AN OFFER TO BUY SUCH
SECURITIES IN ANY JURISDICTIONS WHERE,
OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL
TO MAKE SUCH OFFER OR SOLICITATION.
NEITHER THE DELIVERY OF THIS PROSPECTUS
OR A SUPPLEMENT TO THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER OR THEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN OUR AFFAIRS SINCE THE DATE
HEREOF OR THEREOF OR THAT THE
INFORMATION CONTAINED HEREIN OR THEREIN
IS CORRECT AS OF ANY TIME SUBSEQUENT TO
ITS DATE.

               ----------              1,850,477 shares of common stock issuable
                                       upon conversion of outstanding 9% senior
                                       subordinated convertible debentures
Table of Contents               Page
                                ----   1,578,948 shares of common stock issuable
                                       upon conversion of outstanding increasing
Available Information ..........      rate senior subordinated convertible
Incorporation of Certain Documents    debentures
Risk Factors....................    4
Selling Shareholders............    9  135,000 shares of common stock issuable
Plan of Distribution............   10  upon exercise of a certain placement
Description of Securities.......   11  warrant
Legal Matters...................   13
Experts.........................   13

              May 14, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

           It is estimated that the following expenses will be incurred in connection with the proposed offering hereunder. All of such expenses will be borne by the registrant.



Legal fees and expenses....................................      20,000.00
Accounting fees and expenses...............................       5,000.00
Miscellaneous..............................................       1,000.00
                                                                ----------
                  Total....................................     $26,000.00
                                                                ----------

Item 15.   Indemnification of Directors and Officers.

           Under Bermuda law and the registrant's Memorandum of Association and by-laws, the directors, officers, liquidators and auditors or the registrant and their heirs, executors and administrators are indemnified and held harmless out of the assets of the Company from and against all actions, costs, charges, losses and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any net done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the sets, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity or for any loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in rotation thereto, provided that, they are not entitled to indemnification in respect of any willful negligence, willful default, fraud or dishonesty which may attach to them.

Item 16.   Exhibits and Financial Statement Schedules:

           (a)    EXHIBITS


EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------

4.1(2)           Indenture dated April 25, 1997 between the Company and American
                 Stock Transfer & Trust Company
4.2(2)           Form of Debenture
4.3(2)           Form of Placement Warrant
4.4(2)           Indenture dated October 29, 1997, between the Company and
                 American Stock Transfer & Trust Company
5.1(2)           Opinion of Conyers, Dill & Pearman
23.1(1)          Consent of Price Waterhouse Company, Inc.
23.2(1)          Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)
24.1(1)          Power of Attorney of certain officers and directors of the
                 Company (included on the Signature Page)
-----------------
(1)    Filed herewith.
(2)    Previously filed

           All other Exhibits have been previously filed with the Registrant's Registration Statement on Form S-1 (No. 33- 99180), which is incorporated by reference.


Item 17.   Undertakings.

           a.     The undersigned registrant hereby undertakes;

                  i. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                           (1)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities of 1933;

                           (2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent, post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information, set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

                  ii. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  iii. To remove from registration by means of a post-effective amendment and of the securities being registered which remain unsold at the terminatio of the offering.

           b. insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claims for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such Indemnification by it is against public policy an expressed in the Act an will be governed by the final adjudication of such issue.

           c. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of April, 1999.



                                    By: /s/ Clive Kabatzwik
                                         ---------------------------------------
                                         Clive Kabatznik, Vice Chairman of the
                                         Board and President


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clive Kabatznik with powers of substitution, as his attorney-in-fact, in all capacities, to sign any amendments to this registration statement (including post-effective amendments) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the date indicated.


         Signature                     Title                                          Date
         ---------                     -----                                          ----

/s/ Michael Levy                Chairman of the Board                             April 30, 1999
-----------------------------
Michael Levy

/s/ Clive Kabatznik             Vice Chairman of the Board, President, Chief      April 30, 1999
-----------------------------
Clive Kabatznik                 Executive Officer, Chief Financial Officer,
                                Controller and Director

/s/ Cornelius J. Roodt          Director                                          April 30, 1999
-----------------------------
Cornelius J. Roodt


                                Director                                          April 30, 1999
-----------------------------
George R. Garrick

                                 EXHIBIT INDEX



EXHIBIT
NUMBER                                      DESCRIPTION
-------                                     -----------

4.1(2)           Indenture dated April 25, 1997 between the Company and American
                 Stock Transfer & Trust Company
4.2(2)           Form of Debenture
4.3(2)           Form of Placement Warrant
4.4(2)           Indenture dated October 29, 1997, between the Company and
                 American Stock Transfer & Trust Company
5.1(2)           Opinion of Conyers, Dill & Pearman
23.1(1)          Consent of Price Waterhouse Company, Inc.
23.2(1)          Consent of Conyers, Dill & Pearman (included in Exhibit 5.1)
24.1(1)          Power of Attorney of certain officers and directors of the
                 Company (included on the Signature Page)
-----------------
(1)    Filed herewith.
(2)    Previously filed